As filed with the Securities and Exchange Commission on July 15, 2026

Registration Statement No. 333-279886

Registration Statement No. 333-226008

Registration Statement No. 333-198119

Registration Statement No. 333-183329

Registration Statement No. 333-151369

Registration Statement No. 333-151367

Registration Statement No. 333-275962

Registration Statement No. 333-275963

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-279886)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-226008)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-198119)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-183329)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-151369)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-151367)

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-275962)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-275963)

UNDER

THE SECURITIES ACT OF 1933

CATALYST PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0837053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 801 Coral Gables, Florida	33134
(Address of Principal Executive Offices)	(Zip Code)

2018 Stock Incentive Plan

2014 Stock Incentive Plan

2006 Stock Incentive Plan

(Full title of the plans)

Richard J. Daly

355 Alhambra Circle

Suite 801

Coral Gables, Florida 33134

(Name and address of agent for service)

(305) 420-3200

(Telephone number, including area code, of agent for service)

With a copy to:

Peter Cohen-Millstein, Esq.

Hogan Lovells Cadwalader US LLP

390 Madison Avenue

New York, New York 10017

(212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed with the Securities and Exchange Commission (the “SEC”) by Catalyst Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (Registration No. 333-279886), filed with the SEC on May 31, 2024, registering the offer and sale of 3,000,000 shares of Common Stock issuable under the Registrant’s 2018 Stock Incentive Plan, as amended (the “2018 Plan”).

•

Registration Statement on Form S-8 (Registration No. 333-275962), filed with the SEC on December 8, 2023, and as amended on May 31, 2024, registering the offer and sale of 10,500,000 shares of Common Stock issuable under the 2018 Plan.

•

Registration Statement on Form S-8 (Registration No. 333-275963), filed with the SEC on December 8, 2023, and as amended on May 31, 2024, registering the offer and sale of 5,000,000 shares of Common Stock issuable under Registrant’s 2014 Stock Incentive Plan, as amended (the “2014 Plan”).

•

Registration Statement on Form S-8 (Registration No. 333-226008), filed with the SEC on June 29, 2018, registering the offer and sale of 7,500,0000 shares of Common Stock reserved for issuance under the 2018 Plan.

•

Registration Statement on Form S-8 (Registration No. 333-198119), filed with the SEC on August 13, 2014, registering the offer and sale of 4,000,0000 shares of Common Stock reserved for issuance under the 2014 Plan.

•

Registration Statement on Form S-8 (Registration No. 333-183329), filed with the SEC on August 15, 2012, registering the offer and sale of 1,500,0000 shares of Common Stock reserved for issuance under Registrant’s 2006 Stock Incentive Plan (the “2006 Plan”).

•

Registration Statement on Form S-8 (Registration No. 333-151369), filed with the SEC on June 2, 2008, registering the offer and sale of 2,352,254 shares of Common Stock issuable upon the exercise of stock options granted to certain of the Registrant’s directors, employees, officers and scientific advisors.

•

Registration Statement on Form S-8 (Registration No. 333-151367), filed with the SEC on June 2, 2008, registering the offer and sale of up to 2,188,828 shares of Common Stock issuable pursuant to restricted stock grants, stock option awards and other equity awards under the 2006 Plan.

On July 15, 2026, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 6, 2026 (the “Merger Agreement”), by and among the Registrant, Angelini Pharma S.p.A., an Italian Società per azioni (“Parent”), and Angelini Cielo Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby files the Post-Effective Amendment to deregister all securities registered but unsold or otherwise unissued under each Registration Statement, if any, as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 7, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on July 15, 2026.

Catalyst Pharmaceuticals, Inc.

By:	/s/ Michael W. Kalb
Name: Michael W. Kalb
Title: Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.